SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GIANT GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2004

The GIANT GROUP, LTD. (the “Company” or “GIANT”) 2004 annual meeting of stockholders (“Annual Meeting”) will be held on             ,             , 2004 at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 10250 Constellation Boulevard, 19th Floor, Los Angeles, California 90067. The Annual Meeting will be called to order at 9 a.m. Pacific Daylight Time for the following purposes:

1.    to approve an amendment to the Company’s Certificate of Incorporation to effectuate a 1-for-300 reverse stock split, which if approved would enable the Company to cease its reporting obligations under the Securities Exchange Act of 1934, as amended;

2.    to elect five Directors to serve until the 2005 annual meeting of stockholders, until their successors are elected and qualified or until the earlier of their resignation, removal or death;

3.    to ratify the appointment of Stonefield Josephson, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2004, and

4.    to transact other business as may properly come before the Annual Meeting.

Stockholders of record of the Company’s $.01 par value Common Stock (“Common Stock”) at the close of business on                     , 2004, are entitled to receive the Company’s Notice of 2004 Annual Meeting of Stockholders and to vote at the Annual Meeting.

By order of the board of directors,

Pasquale A. Ambrogio

Secretary

Beverly Hills, California

                    , 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING BY MARKING YOUR VOTE AND SIGNING AND DATING THE ENCLOSED PROXY. PLEASE MAIL THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU MAIL IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

GIANT GROUP, LTD.

9440 SANTA MONICA BOULEVARD

SUITE 407

BEVERLY HILLS, CALIFORNIA 90210

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card (“proxy materials”) are furnished to the stockholders of GIANT GROUP, LTD., a Delaware corporation (“Company”), in connection with the solicitation of proxies by the board of directors (“Board”) for use in voting at the Company’s annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on                     ,              at the offices of Christensen, Miller, Fink, Jacobs, Glaser, the Weil & Shapiro, LLP, 10250 Constellation Boulevard, 19th Floor, Los Angeles, California 90067 at 9 a.m. Pacific Daylight Time. Proxy materials are first being provided to stockholders of record on or about                     , 2004.

The Company has designated the close of business on                     , 2004 as the Record Date. On this date,              shares of the Company’s $.01 par value Common Stock (“Common Stock”) were outstanding. Any holder of shares of Common Stock on the Record Date is entitled to receive notice of the Annual Meeting and may cast one vote for each share of Common Stock owned.

Proxy solicitation may be made personally or by telephone or telegram by Company officers or employees. The Company will not pay additional compensation to the individuals performing these services. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries holding shares of Common Stock in their name or the stockholder’s name for their reasonable and necessary expenses in sending proxy materials to stockholders of record for the purpose of obtaining the stockholders’ proxy.

Stockholders of record will be requested to act upon the proposals set forth in this proxy statement at the Annual Meeting. If you are not present at the Annual Meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed, dated and returned to the Company before or at the Annual Meeting. If the proxy is properly signed and dated by the stockholder of record and no instructions are specified in the proxy with respect to any proposal, the shares represented will be voted for the approval of the amendment to the Certificate of Incorporation to effectuate the reverse stock split, for the nominees for the Board listed in this proxy statement and for the ratification of Stonefield Josephson, Inc. (“Stonefield”) as independent auditor for the Company.

A proxy may be revoked at any time prior to it being voted at the Annual Meeting. A stockholder of record may revoke his/her proxy by delivering a signed writing revoking the proxy to the Company’s Secretary, delivering another properly executed proxy dated subsequent to the first proxy voted or by appearing and voting in person at the Annual Meeting.

A majority of the outstanding shares of Common Stock, represented at the Annual Meeting in person or by proxy, will constitute a quorum. A broker non-vote or a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for the determination if a quorum is present. The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of election appointed by the Company.

To approve the proposal to amend the Certificate of Incorporation of the Company to effectuate a reverse stock split, the affirmative vote of the holders of a majority of shares of Common Stock outstanding is required. Upon consummation of the amendment of the Certificate of Incorporation to effectuate a reverse stock split, the Company intends to terminate its registration and periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and continue future operations as a private company. A properly executed proxy marked “ABSTAIN” or a broker non-vote on the proposal to approve the amendment to the Certificate of Incorporation will have the effect of a negative vote on the proposal.

Directors will be elected by a plurality of votes properly cast at the Annual Meeting. A properly executed proxy marked “WITHHOLD AUTHORITY”, with respect to the election of one or more Directors, will not be counted as a vote for or against the Directors indicated, and therefore will have no effect on the outcome of the election of the Directors.

To ratify the proposal of the selection of Stonefield as independent auditor for the Company and other business that may properly come before the Meeting, the affirmative vote of the holders of a majority of shares of Common Stock properly voted is required. A properly executed proxy marked “ABSTAIN” on the proposal to ratify the selection of Stonefield or vote on other business will have no effect on the outcome of the selection of Stonefield as independent auditor.

Broker non-votes will not be counted to determine if a proposal has been approved, and therefore will have no effect on the outcome of the election of the Directors or the selection to Stonfield.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions contemplated by any of the proposals, passed upon the merits or fairness of any of such transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement, including statements preceded by, or predicated upon the words “anticipates,” “appears,” “believes,” “expects,” “estimated,” “hopes,” “plans,” “should,” “would” or similar words constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of GIANT GROUP, LTD. or industry results to differ materially from any future results, performance or achievements expressed or implied herein.

PROPOSAL NO. 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Stockholders are being asked to approve an amendment to the Company’s Certificate of Incorporation (the Certificate of Incorporation” to effectuate a 1-for-300 reverse stock split (the “Reverse Split”). The purpose of the Reverse Split is to reduce the number of stockholders below 300, thereby allowing the Company to terminate its registration and periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and continue future operations as a private company, and thus relieving the Company of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. If the amendment is approved, each 300 shares of common stock held by a stockholder will be converted into one share. Fractional shares will be converted into cash based on a value of $1.85 per pre-split share. As of August 26, 2004, the Company had approximately 1,425 stockholders of record holding approximately an aggregate of 3.344 million outstanding shares of Common Stock of the Company. In the event that Proposal No. 1 is approved by the stockholders, following the reverse stock split the Company anticipates that it will have approximately 75 stockholders of record holding an aggregate of approximately 2.344 million outstanding shares of Common Stock of the Company. The board of directors adopted resolutions on September 9, 2004 setting forth (i) the proposed amendment to the Certificate of Incorporation of the Company for the Reverse Split, (ii) the advisability of the amendment, (iii) determination that the Reverse Split is advisable, in the best interests of, and substantively and procedurally fair to, the Company’s unaffiliated stockholders, whether they are cashed out and/or remain as stockholders of the Company and (iii) a call for submission of the amendment for approval by the Company’s stockholders at the Annual Meeting. Upon approval of the proposed amendment by the stockholders, the proposed amendment will become effective only upon filing of the Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors may elect to abandon the reverse stock split at any time prior to the filing of the Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECTUATE A 1-FOR-300 REVERSE STOCK SPLIT

Summary Term Sheet

The following paragraphs summarize the material terms and conditions of the reverse stock split. This summary should be read in conjunction with the full text of this Proxy Statement and the annexes attached hereto. EACH STOCKHOLDER IS URGED TO READ THE ENTIRE PROXY STATEMENT AND ANNEXES WITH CARE.

The Reverse Stock Split

Upon approval of this Proposal No. 1 by the stockholders of the Company, the Company will file with the Delaware Secretary of State the Certificate of Amendment, attached hereto as Annex A, to the Company’s Certificate of Incorporation (the “Amendment”) to effectuate a 1-for-300 reverse split of the Company’s Common Stock, $0.01 par value, as unanimously approved by the Company’s board of directors.

Every holder of record on the date of effectiveness of the filing of the Amendment with the Delaware Secretary of State (the “Effective Date”) will be entitled to receive one share of Common Stock for every 300 shares of Common Stock held by such person. No fractional shares will be issued in connection with the Reverse Split. Following the Reverse Split, the Company will pay holders of fractional shares an amount equal to $1.85 for each share of Common Stock (the “Cash Consideration”) held by such stockholder immediately before the Effective Date. For detailed information concerning the terms and provisions of the Reverse Split, see “Special Factors” and “The Reverse Split.”

Following the completion of the Reverse Split and the filing of a Form 15 with the Securities and Exchange Commission (the “Commission”), the Company’s registration of its Common Stock as well as its duty to file reports with the Commission under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (“Registration and Periodic Reporting Obligations”), will terminate and the Company’s will no longer be a reporting company. The Company will continue operations as a non-reporting private corporation. For detailed information concerning the purpose, reasons for and effect of the Reverse Split, see “Special Factors.”

Reports, Opinions and Appraisals

The Company did not appoint a special committee of independent directors or obtain a fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Split or the value of the Company’s Common Stock. In determining the price to be paid to holders of fractional shares the board of directors considered, among other things, the average trading price of the common stock for the ten day period, 30 day period and five year period prior to the announcement of the reverse stock split. For additional information concerning the appointment of a special committee or outside appraisal, see “Special Factors—Reports, Opinions and Appraisals,” and “Special Factors—Factors Considered by the board of directors as to the Fairness of the Reverse Split—Factors Disfavoring the Reverse Split.”

Determination of the Board of Directors

After careful consideration of several factors relating to the fairness of the Reverse Split, the Cash Consideration to be paid to stockholders for fractional shares resulting from the Reverse Split, and the benefits and consequences of the Reverse Split, the board of directors determined that the Reverse Split is substantively and procedurally fair to, and in the best interests of, the Company’s unaffiliated stockholders, whether they are cashed out and/or remain as stockholders of the Company. For additional information concerning the board of director’s approval of the Reverse Split, see “Special Factors—Reasons for the Reverse Split,” “Special Factors—Factors Considered by the board of directors as to the Fairness of the Reverse Split;” and “Special Factors—Position of the Company Regarding the Fairness of the Reverse Split.”

Reservation of Right to Abandon the Reverse Split

Our board of directors has retained the right to abandon the Reverse Split, even though approved, if it determines prior to the Effective Date of the Reverse Split that the Reverse Split is not then in the Company’s best interest or the best interest of the Company’s stockholders. Among the circumstances the board may consider in reaching a decision to abandon the Reverse Split is if the transaction becomes too expensive or there is a risk that it will not result in a reduction in the number of record holders to fewer than 300. For additional information concerning the board of director’s right to abandon the Reverse Split, see “Special Factors—Reservation of Right to Abandon the Reverse Split.”

Stockholder Approval

Under Delaware law, the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s Common Stock is required to effect the Reverse Split. Burt Sugarman, the President, Chief Executive Officer, and Chairman of the Board of the Company beneficially owns, as of September 21, 2004, approximately 63.9% of the outstanding shares of Common Stock of the Company (including shares beneficially owned by his wife). Other members of the board of directors and executive officers beneficially own approximately 3.3% of the outstanding shares of Common Stock of the Company as of such date (excluding options to purchase common stock).

Our board of directors has fixed the close of business on                     , 2004 as the record date for determining which stockholders would be entitled to notice of and to vote at the Annual Meeting. On this date,              shares of the Company’s Common Stock were outstanding.

Source of Funds for the Reverse Stock Split

The Company plans to finance the Reverse Split with its available cash and cash equivalents and through cash obtained from the sale of one or more of the Company’s lots of real property. For more information, see “The Reverse Split—Source of Funds and Financial Effect of the Reverse Split.”

Price Range of Common Stock

The Company’s Common Stock is traded over-the-counter through the NASD OTC Bulletin Board under the symbol “GPOL.OB.” On September 8, 2004, the last trading price for the Company’s Common Stock prior to the announcement of the reverse stock split was $1.55. The Cash Consideration represents a premium of 19.4% over the closing trading price of the common stock on September 8, 2004, a premium of 21.7% over the average closing trading price of the common stock over the ten days prior to the announcement of the Reverse Split and a premium of 37.0% over the average closing trading price over the last five years prior to the announcement of the Reverse Split. For price ranges of the Company’s Common Stock, see “Market for the Company’s Common Stock and Dividend Policy.”

Material Federal Income Tax Consequences

The Company believes the Reverse Split will be treated as a tax-free “recapitalization” for federal income tax purposes, which will result in no material federal income tax consequences to the Company. Depending on each stockholder’s individual situation, the Reverse Split may give rise to certain income tax consequences for such stockholder. For additional information concerning the potential federal income tax consequences of the Reverse Split, see “Special Factors—Certain Material Federal Income Tax Consequences.”

Special Factors

Purpose of the Reverse Split

The purpose of the Reverse Split is to terminate the Company’s registration and periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and continue future operations as a private company, thereby relieving the Company of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. The Company intends to accomplish this purpose by reducing the number of holders of record of the Company’s Common Stock to fewer than 300 by cashing out the fractional shares that result from the Reverse Split.

Background of the Reverse Split; Alternatives Considered by the Board

Since its original incorporation in 1913, the Company, including its predecessor entities, has operated or invested in various industries, including cement, fast food, clothing and real estate.

From 1985 through October 1994, the Company’s major operating subsidiaries were Giant Cement Company and Keystone Cement Company (“KCC”), which manufactured portland and masonry cements sold to ready-mix concrete plants, concrete product manufacturers, building material dealers, construction contractors and state and local government agencies. From 1987 through October 1994, the Company also owned Giant Resource Recovery Company, Inc., which was a marketing agent for resource recovery services for Giant Cement. On October 6, 1994, KCC sold 100% of the stock of its wholly owned subsidiary, Giant Cement Holding, Inc., through an initial public offering. As a result of the transaction, GIANT became fully divested of its cement and resource recovery operations.

Beginning in 1987, the Company, through its equity investment in Checkers, including its predecessor entity, Rally’s, has had ownership interest in fast-food restaurants and comprehensive system for developing and operating double drive-thru restaurants, which includes trademarks, building designs and layouts, equipment, ingredients, recipes and specifications for authorized food products, methods of inventory control and certain operational and business standards.

Through GIANT MARINE GROUP, LTD. (“GIANT MARINE”), a subsidiary of the Company, the Company started and operated a luxury yacht co-ownership program (the “Co-Ownership Program”) with two yachts until November 17, 1997, when the Co-Ownership Program was ended. During 1998, GIANT MARINE chartered its two yachts until they were both sold. On December 28, 1998, GIANT MARINE was dissolved and the remaining assets and liabilities were transferred to the Company.

On December 11, 1998, the Company acquired 100% of the outstanding common stock of Periscope Sportswear, Inc. (“Periscope”), a manufacturer of women’s and children’s clothing. Periscope was organized under the laws of the State of Delaware in 1998 and was the successor, by merger, to Periscope I Sportswear, Inc., a New York corporation organized in 1975. Periscope designed, sourced and marketed an extensive line of high quality, moderate priced, women’s and children’s clothing to mass merchandisers and major retailers, primarily for sale under private labels. On September 25, 2000, the Company’s board of directors approved a plan for the disposition of Periscope, its women’s and children’s apparel operation, following months of being in default under its factoring agreement. On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets to Century Business Credit Corporation (“Century”) reducing amounts owed to Century. On October 31, 2000, simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex Holdings, L.L.C. On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

Following the Company’s write-off of its investment in Periscope in April 2000, the NYSE notified the Company that trading of its Common Stock would be suspended on April 25, 2000. On April 27, 2000, the Company’s Common Stock commenced trading on the OTC Bulletin Board under symbol “GPOL.OB”.

On April 20, 2001, the Company announced its offer to purchase any and all outstanding shares of its Common Stock for $.50 per share (“Tender Offer”). The Company intended to deregister its Common Stock under the Securities Exchange Act of 1934, as amended, and become a private company if the number of stockholders numbered less than 300 after the Tender Offer was completed. The expiration date of the Tender Offer, extended twice, was May 29, 2001. Approximately 484,000 shares of Common Stock were purchased and the remaining number of stockholders continued to exceed 300. The Company continued to remain a public company after the Tender Offer.

From October 31, 2000 through May 2004 the Company devoted considerable efforts to acquire an operating business but was unable to do so. In May 2004, the Company began acquiring lots in the Yellowstone area of Montana for resale. The Company acquired the lots by paying cash and exchanging a portion of its investment in Checkers Common Stock. The lots are now available for sale. As of September 9, 2004, the Company owned 482,772 shares of Checkers common stock representing approximately 4.1% of the total Checkers outstanding shares as reported in the Checker’s Form 10-Q for the fiscal quarter ended June 14, 2004.

Faced by a continuing lack of interest from public sector investors and the need for additional working capital, the Company determined that maintaining the Company’s public status came at a significant cost to the Company with no significant benefit and that terminating the Company’s Registration and Periodic Reporting Obligations would result in significant cost savings and better competitive positioning as well as help to maximize stockholder value. In order to apply to terminate the Company’s Registration and Periodic Reporting Obligations, the Company would have to reduce the number of record holders of the Company’s Common Stock to fewer than 300. It was determined that the Reverse Split would be the best means of accomplishing this goal, especially in light of the failure to achieve such desired result from the Company’s prior Tender Offer. The Company believes that the Tender Offer failed to achieve its desired result because the Company has a significant number of stockholders who own a small number of shares. As of August 26, 2004, the Company had approximately 1,425 stockholders of record, including approximately 200 owning fewer than five shares, approximately 1,340 owning fewer than 250 shares, and approximately 1,350 owning fewer than 300 shares.

Because the results of a reverse stock split are more predictable and automatic, the Company’s board of directors believes that the Reverse Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and effecting the termination of the Company’s Registration and Periodic Reporting Obligations. As a result, on September 8, 2004, the full board of directors unanimously approved a 1-for-300 reverse split of the Company’s Common Stock. The selected split ratio was a result of calculations intended to determine how many shares needed to be “cashed-out” to achieve the Company’s goal of going private.

Reasons for the Reverse Split

Cost-Savings

We incur direct and indirect costs associated with the Company’s status as a public-reporting company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. Direct costs associated with compliance with the Registration and Periodic Reporting Obligations include, but are not limited to:

•	auditing fees,

•	legal fees,

•	financial printer fees and

•	miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the filing of periodic reports with the Securities and Exchange Commission.

Based on the Company’s experience in prior years, the Company’s direct costs of complying with the Registration and Periodic Reporting Obligations are estimated to be approximate $146,000 annually, based on estimated annual audit and accounting fees of $65,000, estimated annual legal fees of $20,000, estimated financial printer fees of $8,000, estimated transfer agent fees of $12,000, estimated costs associated with filing reports with the Commission (including internal administrative staff) of $30,000 and estimated miscellaneous costs of $11,000. Indirect costs associated with compliance with the Registration and Periodic Reporting Obligations include, among other things, and the time the Company’s executive officers expend to prepare and review the Company’s periodic reports. Because the Company has only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act of 2002, the Company expects that the direct and indirect costs identified above will only increase in the future.

The cost of administering each registered stockholder’s account is the same regardless of the number of shares held in that account. As of August 26, 2004, the Company’s Common Stock was held of record by approximately 1,425 stockholders and approximately 1,350 stockholders of record held fewer than 300 shares, representing approximately 94.9% of the total number of holders of record of the Company’s Common Stock. These accounts holding fewer than 300 shares represent less than 16% of the total number of outstanding shares of the Company’s Common Stock. Assuming that the Reverse Split does not occur, in 2005, the estimated cost for each stockholder account, will be approximately $61 for transfer agent and other administrative fees, printing and postage costs to mail proxy materials and the annual and periodic reports required to be distributed to stockholders under the Exchange Act. Assuming the Reverse Split is successful, the Company will save an estimated $146,000 per year including savings in transfer agent and other administrative fees, printing and postage costs to mail proxy materials and the annual and periodic reports required to be distributed to stockholders under the Exchange Act, plus such indirect costs, such as management’s time and resources currently dedicated to compliance with the Registration and Periodic Reporting Obligations.

The board of directors considered the cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to the Company and its stockholders of continuing to operate as a public company. Under the circumstances, the board determined that the benefits that the Company and its stockholders would typically expect to derive from the Company’s status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, the board of directors concluded that the elimination of the costs of complying with the Company’s Registration and Periodic Reporting Obligations outweighed the benefits of continuing to incur such costs. The Company is, therefore, undertaking the Reverse Split at this time to save the Company the substantial costs, which are only expected to increase over time, and resources required to comply with the Registration and Periodic Reporting Obligations and other obligations associated with operating as a public-reporting company. However, the actual savings to be realized from terminating the Company’s Registration and Periodic Reporting Obligations may be higher or lower than such estimates.

Lack of Capital from Public Sector

The Company has been unable to take advantage of the capital available through the public markets due to a historically low stock price. The Company has approximately $47 million of federal net operating loss carry-forwards and approximately $7 million of state net operating loss carry-forwards which would be lost if the Company were to issue a significant amount of stock. Further, the Company’s board of directors does not have any present intent to raise capital through sales of the Company’s securities in a public offering or to acquire other business entities using the Company’s Common Stock as the consideration for such acquisition. Accordingly, the Company has not and is not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Competitive Disadvantage

As a public company, the Company is required to make certain disclosures in connection with the Company’s Registration and Periodic Reporting Obligations. Such public disclosures can place the Company at a competitive disadvantage by providing the Company’s non-public competitors with strategic information about the Company’s business, operations and results while not having access to similar information about these competitors.

In light of the Company’s limited size and resources, competitive disadvantages related to the Company’s public-reporting obligations and the Company’s lack of intent to raise capital through a public offering or effect acquisitions the Companying the Company’s stock, the Company’s board of directors does not believe the costs associated with maintaining the Company’s Registration and Periodic Reporting Obligations and maintaining the Company’s stockholder accounts with less than 300 shares are justified. The Company’s board of directors believes that it is in the Company’s best interest and the best interest of the Company’s stockholders as a whole to eliminate the administrative burden and costs associated with maintaining the Company’s Registration and Periodic Reporting Obligations and maintaining stockholder accounts of fewer than 300 shares.

Factors Considered by the Board of Directors as to the Fairness of the Reverse Split

The board of directors has analyzed the Reverse Split and its anticipated effects on the Company’s stockholders, and all of the members of the Company’s board of directors deemed the Reverse Split and related termination of the Company’s Registration and Periodic Reporting Obligations to be substantively and procedurally fair to, and in the best interests of, the Company’s affiliated and unaffiliated stockholders, whether they are cashed out and/or remain as stockholders following the Reverse Split. In reaching this conclusion, the board of directors considered, in no particular order and without preference, the following factors:

Substantive Factors Favoring the Reverse Split:

The Reverse Split offers stockholders the opportunity to dispose of their holdings at a premium above current market prices and average historic market price without brokerage commissions. The board of directors considered several methods for valuing the Company’s Common Stock to determine the $1.85 price per share (immediately prior to the Reverse Split) to pay to stockholders who will have fractional shares of the Company’s Common Stock as a result of the Reverse Split and will, therefore, receive cash in lieu of fractional shares following the Reverse Split. On September 8, 2004, the last day on which shares of the Company’s Common Stock traded prior to the public announcement of the Reverse Split, the closing trading prices for the Company’s Common Stock was $1.55 The price to be paid to holders of fractional shares represents a 19.4% premium over the closing trading price on September 8, 2004, a 21.7% premium over the average closing trading price over the last 30 days and a 37.0% premium over the average closing trading price over the last five years.

The foregoing valuation method also allows the Company’s stockholders the opportunity to immediately receive the anticipated benefit of selling all or a portion of their investment in the Company. The price per share is made even more fair by the fact that the Company is committed to paying any reasonable transaction fee that is imposed on the Company’s stockholders by a bank, brokerage firm or other nominee, such as brokerage commissions and service charges, as a result of the Reverse Split.

The Reverse Split ratio is fair and equitable to unaffiliated stockholders. The purpose of the Reverse Split is to reduce the number of record holders to fewer than 300 so that the Company can file to terminate its Registration and Periodic Reporting Obligations and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many shares needed to be eliminated, or “cashed-out,” to reduce the number of record holders to fewer than 300. The board of directors feels the current ratio of 1-for-300 is fair because it was calculated without bias towards any one group of stockholders. The ratio will be applied equally to all shares of the Company’s Common Stock.

Procedural Factors Favoring the Reverse Split:

The Reverse Split provides the Company’s stockholders with liquidity. The average daily trading volume for the Company’s Common Stock over the last three months was approximately 725 shares, deeming it illiquid by most standards. The Reverse Split will provide stockholders who hold fewer than 300 shares at the Effective Time of the Reverse Split the opportunity to liquidate their investment in the Company. Under normal circumstances and based on the high trading price per share throughout 2004, stockholders with fewer than 300 shares wanting to sell their Common Stock would likely incur transaction fees that are disproportionately high relative to the market value of their holding of the Company’s Common Stock. The Reverse Split will eliminate this problem for such stockholders because the Company will pay any reasonable transaction fee that is imposed on the Company’s stockholders by a bank, brokerage firm or other nominee, such as brokerage commissions and service charges, as a result of the Reverse Split.

The Reverse Split includes the ability to remain a stockholder of the Company. Another factor considered by the Company’s board of directors in determining the procedural fairness of the transaction to unaffiliated stockholders is that current holders of fewer than 300 shares of the Company’s Common Stock may elect to remain stockholders of the Company by acquiring sufficient shares so that they hold at least 300 shares in their account immediately prior to the Reverse Split. The Company’s board of directors considers the structure of the Reverse Split to be fair to all stockholders because it allows them to control the decision of whether to remain a stockholder of the Company following the Reverse Split or to receive the Cash Consideration offered in connection with the Reverse Split.

No Unusual Conditions to the Reverse Split. The board also considered the likelihood that the Reverse Split would be implemented. In this regard it took into consideration that there are no unusual requirements or conditions to the Reverse Split, and the fact that the Company has the financial resources to implement the Reverse Split expeditiously.

Substantive Factors Disfavoring the Reverse Split:

Cessation of Public Sale Opportunities. Following the Reverse Split, the Company will apply for the termination of its Registration and Periodic Reporting Obligations. As a result, stockholders may no longer have the alternative of selling their shares of the Company’s Common Stock on the public market, and there may be no effective trading market for the Company’s Common Stock. Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer. Such illiquidity may reduce the price a buyer is willing to pay for such shares. The Company anticipates that the public market for shares of the Company’s Common Stock will be substantially reduced or eliminated altogether. Additionally, the Company does not have any present intention or plans to sell the Company or enter into any other transaction that would provide liquidity for the shares. However, the Company may explore from time to time various methods to provide liquidity to those stockholders desiring to sell their shares.

However, because only approximately 12% of the shares of the Company’s outstanding Common Stock have been traded over the past 12 months, the current public market is highly illiquid. Because as a practical matter there currently exists very little liquidity for the Company’s Common Stock, the Company’s board of directors believes any further losses of liquidity will have little effect on unaffiliated stockholders and will be outweighed by the benefits of terminating the Company’s Registration and Periodic Reporting Obligations.

Cessation of Publicly Available Information. Upon terminating the Company’s Registration and Periodic Reporting Obligations, the Company will no longer file, among other things, annual or quarterly reports with the Commission. Information regarding the Company’s business, results of operations and financial condition that is currently available to the general public and the Company’s investors will not be available once the Company terminates the registration of the Company’s securities and the Company’s Registration and Periodic Reporting Obligations. The Company intends to explore methods to distribute financial information to its stockholders on a cost effective basis. The board of directors does not believe this factor makes the transaction unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of the registration of the Company’s securities and the Company’s periodic filings will be offset by the anticipated cost-saving benefits and competitive advantages to the Company of no longer publicly filing such reports.

Inability to participate in any future increase in the value of the Company’s Common Stock. Stockholders who are cashed out as a result of the Reverse Split will have no further interest in the Company with respect to their cashed out shares, and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares. The Company’s board of directors determined that this factor does not make the transaction unfair to unaffiliated stockholders because those unaffiliated stockholders who desire to hold shares of the Company’s Common Stock after the Reverse Split can do so by acquiring sufficient shares so that they hold at least 300 shares in their account immediately prior to the Reverse Split.

Procedural Factors Disfavoring the Reverse Split and Interests of the Company’s Directors and Executive Officers in the Reverse Split

The Reverse Split has not been structured to require the separate approval of directors unaffiliated with the Company. Among the factors weighing against the procedural fairness of the Reverse Split is the fact that the board of directors did not establish an independent or special committee to represent the interests of the unaffiliated stockholders, and Burt Sugarman, the Chairman and Chief Executive Officer who beneficially owns more than a majority of the shares of Common Stock of the Company outstanding, is among the directors who approved the Reverse Split. However, even though it was not required, the board of directors unanimously approved the Reverse Split.

The board of directors did not establish an independent or special committee to act on behalf of the interests of the unaffiliated stockholders for several reasons. First and foremost, the Reverse Split will be applied equally to all shares of the Company, whether held by affiliated or unaffiliated stockholders. Unlike a third party tender offer or a repurchase of shares by the Company, there is no price to negotiate on behalf of the unaffiliated stockholders. In the case of the Reverse Split, the board of directors is tasked with determining a fair price to offer all stockholders. Therefore, the interests of the unaffiliated and affiliated stockholders are the same. Second, four of the five board members are non-employees of the Company. Third, the board of directors is comprised of individuals with many years of business experience. Finally, the board of directors believes its long-standing familiarity with the Company, the Company’s history and financial condition, and the Company’s prospects make the time and expense of a special committee or independent representative unwarranted. Given the experience level and make up of the board of directors, the Company did not believe it was necessary to appoint a special committee to evaluate the fairness of the terms of the Reverse Split or the value of the Company’s Common Stock.

With respect to the fact that the Company’s directors hold sufficient shares of Common Stock of the Company to approve the Reverse Split, the board of directors believes that this potential conflict is outweighed by the substantive features and procedural safeguards of the Reverse Split, including the equal application of the Reverse Split to all shares of the Company, the fact that all stockholders will have the option to remain stockholders of the Company (by purchasing additional shares prior to the Effective Date of the Reverse Split), and the fairness of the price offered to all stockholders.

The board of directors has not obtained a fairness report. The board of directors did not obtain a fairness opinion, appraisal or other independent assessment because the Reverse Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders. While all of the Company’s affiliated stockholders will remain stockholders of the Company following the Reverse Split by virtue of their holdings, unaffiliated stockholders will have the same opportunity if they so choose. In light of such equal treatment, the board of directors concluded that the expense associated with obtaining a fairness opinion was not justified in this case.

As a result of the Reverse Split, the stockholders who own more than 300 shares, such as the Company’s executive officers and directors, will increase their percentage ownership interest in the Company as a result of the Reverse Split. After giving effect to the Reverse Split and based on information and estimates of record ownership of shares of Common Stock as of September 21, 2004, the ownership percentage of the Company’s executive officers and directors, including vested options, will increase from 69.2% to 95.9%, including the ownership percentage of Burt Sugarman (including shares owned by members of Mr. Sugarman’s family) increasing from 63.9% to 90.8%, as a result of the reduction by an estimated 1.0 million shares in the number of shares of the Company’s Common Stock outstanding (Mr. Sugarman does not hold any options).

Recommendation of the Board; Fairness of the Reverse Split

The board of directors of the Company has unanimously approved the Reverse Split and declared it advisable, in the best interests of, and substantively and procedurally fair to, the Company’s unaffiliated stockholders, whether they are cashed out or remain as stockholders of the Company. The board of directors recommends that stockholders vote “FOR” approval of the proposed amendment to the Company’s Certificate of Incorporation to effectuate the Reverse Split. See “—Factors Considered by the board of directors as to the Fairness of the Reverse Split” above.

Effects of the Reverse Split on Stockholders Who Hold Fewer than 300 Shares of the Company’s Common Stock in a Single Account

When the Reverse Split is effected, stockholders holding fewer than 300 shares of the Company’s Common Stock in a single account immediately prior to the Effective Date of the Reverse Split will not receive a fractional share of the Company’s Common Stock as a result of the Reverse Split, but rather shall receive cash equal to $1.85 for each share of the Company’s Common Stock held immediately prior to the Effective Date of the Reverse Split (“Cashed-Out Stockholders”). The Company intends to pay any reasonable transaction fee that is imposed on the Cashed-Out Stockholders by a bank, brokerage firm or other nominee. Given that Cashed-Out

Stockholders will not have to pay any service charges or brokerage commissions in connection with the cashing out of their shares as a result of the Reverse Split and given the historical illiquidity of the Company’s Common Stock, the Company believes the structure of the Reverse Split to be a benefit to the Cashed-Out Stockholders. Among the potential detriments of the Reverse Split is the fact that after the Reverse Split, Cashed-Out Stockholders will have no further ownership interest in the Company, and will no longer be entitled to vote as a stockholder or share in the Company’s future assets, earnings, or profits. The Cashed-Out Stockholder’s only right will be to receive cash for their shares of Common Stock.

All amounts owed to the Cashed-Out Stockholders as a result of the Reverse Split will be subject to applicable federal and state income taxes and state abandoned property, or escheat, laws. Additional details regarding the federal tax consequences are described later in this Proxy Statement under the heading “Certain Material Federal Income Tax Consequences.” Additional details regarding state abandoned property, or escheat, laws are described later in this Proxy Statement under the heading “Escheat Laws.”

As soon as practical after the consummation of the Reverse Split, the Company or the Company’s transfer agent will mail a letter of transmittal to each stockholder. The letter of transmittal will contain instructions for the surrender of the stock certificate or certificates to the Company’s exchange agent in exchange for the payment of the Cash Consideration. No cash payment will be made to any stockholder until the stockholder has surrendered his or her outstanding certificate(s), together with the letter of transmittal, to the Company’s exchange agent. For more detailed information, see the section entitled “Stock Certificates.” After the Reverse Split, stockholders will have no further rights as stockholders with respect to the fractional shares, whether or nor such stockholder has been paid for such fractional shares.

Effects of the Reverse Split on Stockholders Who Hold 300 or More Shares of the Company’s Common Stock in a Single Account

When the Reverse Split is effected, stockholders with 300 or more shares of the Company’s Common Stock in a single account immediately prior to the Effective Date of the Reverse Split (“Remaining Stockholders”) will:

•	as of the Effective Date of the Reverse Split, have his or her shares of Common Stock converted into post-split Common Stock and will receive one new share of Common Stock for every 300 shares of pre-split Common Stock in his or her account; and

•	in lieu of receiving fractional shares, receive cash equal to $1.85 for each share of the Company’s Common Stock that are held immediately prior to the Effective Date of the Reverse Split and not otherwise converted to post-split Common Stock.

While the Remaining Stockholders will benefit from having the opportunity to share in the future successes of the Company, if any, among the detriments of the Reverse Split to the Remaining Stockholders is the fact that they will not have the option to liquidate all of their shares like the Cashed-Out Stockholders. Further, once the Company is private, it will be even more difficult to value, and therefore, sell their shares of Common Stock if they should so desire.

General Examples of Potential Effects of the Reverse Split

In general, the results of the Reverse Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Stockholder A is a registered stockholder who holds 200 shares of the Company’s Common Stock in her record account on the Effective Date of the Reverse Split.	Instead of receiving a fractional share of the Company’s Common Stock immediately after the Reverse Split, Stockholder A’s 200 shares will be converted into the right to receive $370.00 (200 x $1.85).

Hypothetical Scenario	Result

Note: If Stockholder A wants to continue her investment in the Company, she can buy at least 100 more shares of the Company’s Common Stock and hold the shares in her record account. Stockholder A would have to act far enough in advance of the Effective Date of the Reverse Split so that the purchase is complete before the close of business on that date.

Stockholder B has two separate record accounts. As of the Effective Date of the Reverse Split, he holds 200 shares of the Company’s Common Stock in one account and 100 shares of the Company’s Common Stock in the other. All of his shares are registered in his name only.	Stockholder B will be entitled to receive cash payments equal to the number of shares of the Company’s Common Stock that he holds in each record account, instead of receiving fractional shares. Stockholder B would receive two checks totaling $555.00 (200 x $1.85 = $370.00; 100 x $1.85 = $185.00; $370.00 + $1.85 = $555.00).

Note: If Stockholder B wants to continue his investment in the Company he can consolidate his two accounts prior to the Effective Date of the Reverse Split. In that case, his holdings will not be cashed out in connection with the Reverse Split because he will hold 300 shares of the Company’s Common Stock in one record account, which would convert to one share of the Company’s Common Stock. He would have to act far enough in advance so that the consolidation is complete before the close of business on the Effective Date of the Reverse Split.

Stockholder C holds 660 shares of the Company’s Common Stock in his record account as of the Effective Date of the Reverse Split.	After the Reverse Split, Stockholder C will hold two shares in his record account (660/300 = 2.2) and, instead of receiving a fractional share of the Company’s Common Stock immediately after the Reverse Split, Stockholder C’s unconverted 60 shares will be converted into the right to receive $111.00 (60 x $1.85)

Effect of the Reverse Split on Option Holders

Upon effectiveness of the Reverse Split, any options under the Amended 1996 Employee Stock Option Plan and Amended Stock Option Plan for Non-Employee Directors will have their number of shares and exercise prices adjusted to give effect to the 1-for-300 Reverse Split, with any fractional shares resulting from such adjustment converting to a right to receive $1.85 in cash per pre-reverse split share less the exercise price of such pre-reverse split shares subject to the option. The vesting schedule for the options will remain unchanged.

Effects of the Reverse Split on the Company

The Reverse Split is expected to reduce the number of the Company’s stockholders and the number of the Company’s outstanding shares of Common Stock. The Company’s Certificate of Amendment to the Company’s Certificate of Incorporation currently authorizes the issuance of 12,500,000 shares of Common Stock, $0.01 par value. Upon the filing of the Certificate of Amendment with the Delaware Secretary of State, the Company’s authorized shares of Common Stock will be reduced to 41,666. As of September 21, 2004, 3,348,000 shares of the Company’s Common Stock were outstanding. Fractional shares of Common Stock that result from the Reverse Split will be acquired for cash and cancelled. Such cancelled shares will become authorized but unissued shares of the Company’s Common Stock. The Company believe that the Reverse Split will reduce the number of shares of the Company’s Common Stock outstanding of record from 3,348,000 to approximately 2,348,000, assuming approximately 1,000,000 shares of pre-split Common Stock are cashed out.

Our Common Stock is currently registered under the Exchange Act and consequently the Company is subject to the Registration and Periodic Reporting Obligations of the Exchange Act. The Company believes the Reverse Split will reduce the number of record holders of Common Stock from approximately 1,425 to approximately 75, which will allow the Company to file to terminate the Company’s Registration and Periodic Reporting Obligations and continue future operations as a private company, and thereby relieving the Company of the costs, administrative burdens and competitive disadvantages associated with a operating as a public company.

Based on the aggregate number of stockholders of the Company’s Common Stock, and the number of stockholders of record owning more than 300 shares of the Company’s Common Stock as of the Record Date, the Company estimates that payments of cash in lieu of the issuance of fractional shares to stockholders will total approximately $1,850,000 in the aggregate. If stockholders holding less than 300 shares of the Company’s Common Stock purchase sufficient shares of the Company’s Common Stock to remain stockholders following the Reverse Split, then the number of holders of record of the Company’s Common Stock may not be reduced below 300 and the Company may be ineligible to terminate its Registration and Periodic Reporting Obligations.

The Company believes the completion of the Reverse Split and the subsequent termination of the Company’s Registration and Periodic Reporting Obligations will cause the market for shares of the Company’s Common Stock to be substantially reduced or possibly eliminated. The Company’s Common Stock is currently traded in the over-the-counter market, and last sales prices are reported on the NASD OTC, which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity will no longer be available to the Company’s stockholders following the Reverse Split.

The Company’s Common Stock will continue to have the same par value following the consummation of the Reverse Split. In addition, each post-Reverse Split share of the Company’s Common Stock will be entitled to one (1) vote per one (1) whole share.

The Company has no current plans to issue Common Stock other than pursuant to the Company’s existing stock plans, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company’s board of directors determines to be in the Company’s best interests and the best interests of the Company’s then stockholders. The Company has no current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation, to change the Company’s board of directors or management, to change materially the Company’s or capitalization, or otherwise to effect any material change in the Company’s corporate structure of business. The Company’s board of directors will take such action, as it deems necessary or appropriate to make equitable adjustments to any outstanding stock options or other rights to acquire the Company’s Common Stock.

The Company is undertaking the Reverse Split at this time because, among other reasons, the Company believes that it will save substantial costs associated with compliance with the Registration and Periodic Reporting Obligations. However, the Company’s cost saving estimates may be inaccurate, and the actual savings to be realized from terminating the Company’s Registration and Periodic Reporting Obligations may be higher or lower than the Company’s estimates.

Conduct of the Company’s Business after the Reverse Split

Following the Reverse Split, the Company will no longer be a public-reporting company, but rather will operate as a private company. The Company expects the Company’s business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Reverse Split is not anticipated to have any material effect upon the conduct of the Company’s business. The Company expects to be subject to substantially the same risks and uncertainties after the Reverse Split.

Reservation of Right to Abandon the Reverse Split

The Company’s board of directors retains the right to abandon the Reverse Split, even though approved, if it determines prior to the Effective Date of the Reverse Split that the Reverse Split is not then in the Company’s best interest or the best interest of the Company’s stockholders. Among the circumstances that might cause the board to abandon the Reverse Split is a significant risk of the Reverse Split failing to achieve the overall goal of reducing the number of record holders to fewer than 300, or where the expense of cashing out the stockholders with fewer than 300 shares becomes so high that the transaction become financially prohibitive. If the Reverse Split is not implemented, then the Company will be unable to terminate the Company’s Registration and Periodic Reporting Obligations until the Company have fewer than 300 holders of record of the Company’s Common Stock.

Reports, Opinions and Appraisals

The Company have not appointed a special committee or obtained a fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Split or the value of the Company’s Common Stock.

Escheat Laws

The unclaimed property and escheat laws of various states provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment therefor, generally will have a fixed period of years from the Effective Date of the Reverse Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in California, as shown by the records of the Company, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the cash payments to escheat to the State of California. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than California, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If the Company do not have an address for the holder of record of the shares, then the Company would turn over unclaimed cash-out payments to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from the Reverse Split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against the Company and its board of directors, and claim that the transaction was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse Split.

Certain Material Federal Income Tax Consequences

Summarized below are certain of the material federal income tax consequences to the Company and the Company’s stockholders resulting from the Reverse Split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the stockholders have held and will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect market-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received the Company’s Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, a U.S. person means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; and (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. As the used herein, the term “U.S. Holder” means a beneficial owner of the Company’s Common Stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of the Company’s Common Stock that is not a U.S. person.

The Company urge stockholders to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances. If a partnership holds the Company’s Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding the Company’s Common Stock, the Company suggest that such stockholder consult its tax advisor.

Federal Income Tax Consequences to the Company

The Company believes that the Reverse Split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Receiving No Cash from the Reverse Split

If a stockholder (1) continues to hold the Company’s Common Stock immediately after the Reverse Split, and (2) receives no cash as a result of the Reverse Split, such stockholder should not recognize any gain or loss in the Reverse Split. The aggregate adjusted tax basis in such shares of the Company’s Common Stock held immediately after the Reverse Split should be equal to the aggregate adjusted tax basis in the shares of Common Stock held immediately prior to the Reverse Split and the stockholder should have the same holding period in the Common Stock as it had in such stock immediately prior to the Reverse Split.

Federal Income Tax Consequences to Stockholders Receiving Cash

If a stockholder receives cash as a result of the Reverse Split, its tax consequences will depend on whether, in addition to receiving cash, it or a person or entity related to it continues to hold the Company’s Common Stock immediately after the Reverse Split, as explained below.

Stockholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse Split. If a stockholder (1) receives cash in exchange for a fractional share as a result of the Reverse Split, (2) does not continue to hold any of the Company’s Common Stock immediately after the Reverse Split, and (3) is not related to any person or entity which holds the Company’s Common Stock immediately after the Reverse Split, such stockholder will recognize capital gain or loss. The amount of capital gain or loss such stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

If a stockholder is related to a person or entity who continues to hold the Company’s Common Stock immediately after the Reverse Split, such stockholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that such receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

“Not Essentially Equivalent to a Dividend.” A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in the Company resulting from the Reverse Split is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Split will be a “substantially disproportionate redemption of stock” for a stockholder if (i) it owns less than 50% of the outstanding shares of the Company’s Common Stock after the Reverse Split, and (ii) the percentage of the outstanding shares of the Company’s Common Stock owned by such stockholder immediately after the Reverse Split is less than 80% of the percentage of shares of the Company’s Common Stock owned by it immediately before the Reverse Split.

In applying these tests, the stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to such stockholder. If the receipt of cash in exchange for the Company’s Common Stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Stockholders Who Both Receive Cash and Continue to Hold the Company’s Common Stock Immediately After the Reverse Split. If a stockholder both receive cash as a result of the Reverse Split and continue to hold the Company’s Common Stock immediately after the Reverse Split, it generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of its shares of the Company’s Common Stock plus the cash received over its adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse Split. The aggregate adjusted tax basis in such stockholder’s shares of the Company’s Common Stock held immediately after the Reverse Split will be equal to its aggregate adjusted tax basis in such shares of the Company’s Common Stock held immediately prior to the Reverse Split, increased by any gain recognized in the Reverse Split, and decreased by the amount of cash received in the Reverse Split.

Any gain recognized in the Reverse Split will be treated, for federal income tax purposes, as capital gain, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to the stockholder, or (2) is a “substantially disproportionate redemption of stock” with respect to the stockholder as discussed above, under the heading “Stockholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse Split.” In applying these tests, the stockholder will be treated as owning shares held by certain individuals and entities related to such stockholder, and the stockholder may take into account sales of shares of the Company’s Common Stock that occur substantially contemporaneously with the Reverse Split. If the gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to the stockholder to the extent of its ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in its shares, and any remaining gain will be treated as a capital gain.

Dividend Income, Capital Gain and Capital Loss

Recently enacted legislation reduced the maximum U.S. federal income tax rate applicable to dividends received from domestic corporations by an individual taxpayer to a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on the Company’s Common Stock.

Recent legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, payments of dividends with respect to the Company’s Common Stock are subject to information reporting. Each paying agent will be required to provide the IRS with information, including the name, address, taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to the Company’s transfer agent in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date of the Reverse Split. Backup withholding will apply if a U.S. holder (i) fails to establish its exemption from the information reporting requirements, (ii) is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, (iii) underreports its tax liability, or (iv) if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

Special Rules for Non-U.S. Holders

If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its income or gain from the Reverse Split is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the United States. Performance of significant personal services constitutes the conduct of a U.S. trade or business.

Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business. Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business”, dividends (including deemed dividends) paid on the Company’s Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of the Company’s Common Stock.

Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business. If dividends paid to a non-U.S. holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. holder, the Company and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the branch profits tax may also apply.

Backup Withholding and Information Reporting

The Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on the Company’s Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of the Company’s Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

As explained above, the amounts paid to a stockholder as a result of the Reverse Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such stockholder depending on its individual circumstances. The Company urge each stockholder to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the applicable federal and state securities laws and the corporate laws of the State of Delaware.

The Reverse Split

Basic Terms

Promptly upon approval of the proposal to amend the Certificate of Incorporation to effectuate the Reverse Split, the Company will file the Certificate of Amendment with the Delaware Secretary of State to effect a 1-for-300 reverse split of the Company’s Common Stock as approved by the Company’s board of directors on September 8, 2004. Under the terms of the Reverse Split, every holder of record on the Effective Date of the Reverse Split will be entitled to receive one share of the Company’s Common Stock for every 300 shares held by such person. No fractional shares will be issued. Instead, the Company will pay, in lieu of fractional shares, $1.85 for each share of the Company’s Common Stock held by a holder immediately before the Effective Date of the Reverse Split and not converted to whole shares of Common Stock of the Company after the Reverse Split.

If a stockholder will be a Cashed Out Stockholder as a result of the Reverse Split and it wants to continue to hold Common Stock of the Company after the Reverse Split, it may do so by taking either of the following actions far enough in advance so that it is complete before the close of business on the Effective Date for the Reverse Split:

•	purchase a sufficient number of shares of Common Stock of the Company on the open market and have them registered in such stockholder’s name and consolidated with its current record account if it is a record holder, or have them entered in its account with a nominee, such as its broker or bank, in which it currently hold shares of Common Stock of the Company, so that such stockholder holds at least 300 shares of Common Stock of the Company in its record account immediately prior to the Effective Date for the Reverse Split; or

•	if applicable, consolidate its record accounts, or its accounts with nominees, so that it holds at least 300 shares of Common Stock of the Company in a single record account immediately prior to the Effective Date for the Reverse Split.

Because of the limited trading market for the Company’s Common Stock, a stockholder may be unable to purchase enough shares to retain an equity interest in the Company.

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. Accordingly, the Company also refer to those street name holders who receive a cash payment instead of fractional shares as Cashed Out Stockholders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

The Reverse Split is structured to be an Rule 13e-3 transaction under the Exchange Act because it is intended to, and if completed will likely, reduce the number of record holders of the Company’s Common Stock to fewer than 300, which will permit the Company to terminate the Company’s Registration and Periodic Reporting Obligations. In connection with the Reverse Split, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Commission. The Company intends to apply for the termination of the Company’s Registration and Periodic Reporting Obligations as soon as practicable after the Effective Date of the Reverse Split.

Effective Time

The Effective Date of the Reverse Split will be the date that the Delaware Secretary of State accepts the Certificate of Amendment for filing.

Stock Certificates

The Company’s transfer agent, US Stock Transfer Company, has been appointed as the Company’s exchange agent to carry out the exchange of existing stock certificates for new Common Stock certificates and to send cash payments in lieu of fractional shares. Promptly following the Effective Date of the Reverse Split, the transfer agent will send a letter of transmittal to each affected stockholder, which will describe the procedures for surrendering stock certificate(s) in exchange for new Common Stock and/or, if applicable, the Cash Consideration. Upon receipt of the stock certificate(s) and properly completed letter(s) of transmittal, the transfer agent will issue the appropriate new stock certificate(s) and/or make the appropriate cash payment within approximately 20 business days.

No service charges will be payable by the Company’s stockholders in connection with the exchange of certificates and/or the payment of cash in lieu of issuing fractional shares because the Company will bear all such reasonable expenses. The Company will not pay interest on cash sums due to any such stockholder in connection with the Reverse Split.

All stock certificates outstanding immediately prior to the Effective Date of the Reverse Split evidencing ownership of the Company’s Common Stock shall be deemed cancelled without further action by the stockholders as of the Effective Date of the Reverse Split. Do not send any stock certificates to the Company or the Company’s transfer agent until a transmittal letter has been received and the instructions therein has been followed.

Provision for Unaffiliated Stockholders

Neither the Company, nor any executive officer or director thereof nor any person controlling the Company has made any provision in connection with the Reverse Split to grant unaffiliated stockholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.

Source of Funds and Financial Effect of the Reverse Split

Given that the actual number of shares of Common Stock that the Company will purchase is unknown at this time, the total cash the Company will pay to stockholders is currently unknown, but is estimated to be not more than $1,850,000. The Company expects to finance the Cash Consideration to be paid in connection with the Reverse Split and other expenses for the Reverse Split through the Company’s available cash and cash equivalents and the sale of one or more parcels of real property. The Reverse Split and the use of approximately $1,897,000 in cash to complete the Reverse Split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares, are not expected to have any material adverse effect on the Company’s capitalization, liquidity, results of operations or cash flow.

The Company’s cash and cash equivalents, at the beginning of June 30, 2004, was approximately $926,000. The Company expect to use a portion of these funds to pay the Cash Consideration for the fractional shares and other expenses incurred in connection with the Reverse Split. The Company expects to obtain additional cash form the sale of one or more of its real property lots. If the Company is not able to sell one or more of such lots the Company may seek to borrow any remaining required funds.

Fees and Expenses

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Reverse Split and the transactions related thereto:

•	$1,850,000 in Cash Consideration for fractional shares;

•	$10,000 to the Company’s auditors;

•	$20,000 to the Company’s legal counsel;

•	$4,000 for printing and other costs in connection with the mailing of this Proxy Statement; and

•	$12,000 for transfer agent services.

Accounting Consequences

The Reverse Split will not affect the par value of the Company’s Common Stock, which remains $0.01 per share. The Reverse Split will result in an increase in per share net income or loss and net book value of the Company’s Common Stock because fewer shares of the Company’s Common Stock will be outstanding. The Company’s financial statements, incorporated herein by reference, do not reflect the Reverse Split.

Certain Legal Matters

The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Reverse Split, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Reverse Split, other than approvals, filings or notices required under federal and state securities laws and the filing of the Certificate of Amendment with the Delaware Secretary of State.

Market Prices of the Common Stock and Dividend Policy

The Company’s Common Stock is traded over-the-counter through the NASD OTC Bulletin Board under the symbol “GPOL.OB.” The following table sets forth the range of high and low closing prices for the calendar periods set forth below. On September 21, 2004, the high and low trading prices for the Company’s Common Stock was $1.45 and $1.45.

	HIGH	LOW
Calendar 2004
First quarter	$3.00	$2.21
Second quarter	$3.00	$2.06
Third quarter (through September 21, 2004)	$1.58	$1.40
Calendar 2003
First quarter	$1.15	$1.00
Second quarter	$1.40	$1.01
Third quarter	$2.30	$1.30
Fourth quarter	$2.21	$1.75
Calendar 2002
First quarter	$1.10	$0.45
Second quarter	$1.26	$0.85
Third quarter	$1.30	$0.82
Fourth quarter	$1.00	$0.83

There were approximately 1,425 stockholders of record as of September 21, 2004.

The Company has not declared any dividends on the Common Stock during the past five years, and the board of directors does not currently intend to pay any cash dividends on the Common Stock in the foreseeable future. Payment of cash dividends by the Company is at the discretion of its board of directors and is dependent on its earnings, financial condition, capital requirements and other relevant factors.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information was derived from the Company's unaudited interim financial statements as of and for the six months ended June 30, 2004 and 2003 and from the Company's audited Financial Statements for the fiscal years ended December 31, 2003, 2002 and 2001. The data is also derived from the Company's unaudited financial statements for 2000 and 1999, except for the 2000 Balance Sheet which is audited. The Statements of Operations have been restated to present the Company's apparel operations as discontinued for 1999 and 2000. Certain prior year income and expense items have been reclassified to conform to the 2003 presentation. The statement of operations data for the six-months ended June 30, 2004 are not necessarily indicative of results to be expected for the full fiscal year. The financial information is only a summary and should be read in conjunction with the financial statements of the Company and other financial information, including the notes thereto, contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and the Company's Quarterly Report of Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which information is incorporated by reference in this proxy statement. See "Other Information—Incorporation by Reference" and "—Where You Can Find More Information".

	As of and for the Six Months Ended June 30, Unaudited		As of and for the Fiscal Year Ended December 31
	2004	2003	2003	2002	2001	2000	1999
	$ in thousands, except per share data
Statements of Operations Data:
General and administrative expenses (*1)	$(655)	$(559)	$(1,113)	$(1,208)	$(1,278)	$(1,885)	$(4,643)
Repricing of stock options	22	(407)	(1,246)	(584)	—	—	—
Tender Offer (* a)	—	—	—	—	(81)	—	—
Loss on investments in affiliates (* b)	—	—	—	—		—	(2,981)
Litigation settlement, net of legal fee	—	—	1,500	—	—	—	—
Investment and other income (* 2)	3,258	243	696	202	847	229	1,593

Income (loss) before income tax expense (benefit)	2,625	(723)	(163)	(1,590)	(512)	(1,656)	(6,031)
Income tax (expense ) benefit	(68)		(90)	—	—	608	307

Loss from continuing operations	2,557	(723)	(253)	(1,590)	(512)	(1,048)	(5,724)
Discontinued operations:
Loss from apparel operations, net of income tax effect (* 3)	—	—	—	—	—	(3,798)	(40,540)
Gain on disposition of apparel operations, net of income tax expense (* 4)	—	—	—	—	—	6,208	—

Net income (loss)	$2,557	$(723)	$(253)	$(1,590)	$(512)	$1,362	$(46,264)

Basic income (loss) per common share:
Loss from continuing operations	$0.93	$(0.27)	$(0.09)	$(0.59)	$(0.18)	$(0.29)	$(1.45)
Net income (loss)	0.93	(0.27)	(0.09)	(0.59)	(0.18)	0.37	(11.71)
Diluted income (loss) per common share (* c):
Loss from continuing operations	$0.70	$(0.27)	$(0.09)	$(0.59)	$(0.18)	$(0.29)	$(1.45)
Net income (loss)	0.70	(0.27)	(0.09)	(0.59)	(0.18)	0.37	(11.71)
Weighted average common shares outstanding —basic	2,739,000	2,728,000	2,730,000	2,714,000	2,881,000	3,651,000	3,951,000
Weighted average common shares outstanding —diluted (* c)	3,648,000	2,728,000	2,730,000	2,714,000	2,881,000	3,651,000	3,951,000
* 1:
General and administrative expenses	$(603)	$(546)	$(1,087)	$(1,180)	$(1,245)	$(1,852)	$(3,571)
Depreciation, including write-off of fixed assets, primarily leasehold improvements for $863 in 1999	(13)	(13)	(26)	(28)	(33)	(33)	(1,036)
Interest expense	(39)	—	—	—	—	—	(36)

	$(655)	$(559)	$(1,113)	$(1,208)	$(1,278)	$(1,885)	$(4,643)

* 2:
Interest, dividend and rental income	5	1	$3	$124	$8	$114	$928
Gain (loss) on the sale of marketable securities	2,971	(22)	6	(4)	162	115	426
Gain on sale of property & equipment	—	—	—	—	—	—	239
Payments from Sands resulting from July 2000 settlement with Company	282	89	175	82	194	—	—
Payments from Century resulting from the Company's partial recovery of Cash Collateral Deposit	—	175	335	—	483	—	—
Payments from Bankruptcy Trustee resulting from Company's $1.05 million proof of claim	—	—	177	—	—	—	—

	$3,258	$243	$696	$202	$847	$229	$1,593

	As of and for the Six Months Ended June 30, Unaudited		As of and for the Fiscal Year Ended December 31
	2004	2003	2003	2002	2001	2000	1999
	$ in thousands, except per share data
* 3:
Net Sales						$60,471	$72,631

Loss before income tax effect						(6,028)	(37,691)
Income tax benefit (expense)						2,230	(2,849)

Loss from apparel operations, net of income tax effect						$(3,798)	$(40,540)

* 4:
Reversal of Periscope outstanding liabilities prior to bankruptcy filing						$14,330
Write-off of Periscope assets delivered to Century						(3,430)
Write-off of $3 million Cash Collateral Deposit						(3,000)
Receipt of 769,000 shares of Common stock from Glenn Sands						538

Gain on disposition of apparel operations before income tax expense						8,438
Income tax expense						(2,230)

Gain on disposition of apparel operations, net of income tax expense						$6,208

* a: Merger and related legal expenses resulted from the attempted merger of Rally's with the Company and Checkers.

* b: Loss on investment in affiliate resulted from reduction of the cost of the equity investment in Santa Barbara Restaurant Group ("SBRG") and Checkers for $1,624 and $1,357, respectively and was due to the continuing decline in the market value and operating losses of the companies. In August 2000, the Company purchased Checkers common stock from SBRG for consideration consisting of its SBRG common stock.

* c: For 2000, the calculation does not include the effect of approximately 2,211,000 shares attributable to outstanding stock options and warrants because the effect would be anti-dilutive.

Balance Sheet data as of December 31:
Total assets	$17,972	$11,370	$11,868	$6,560	$6,942	$5,862	$11,256
Total stockholders' equity	11,584	11,195	11,609	6,356	6,654	5,230	4,120
Book Value per Share	$3.18	$4.10	$4.25	$2.34	$2.31	$1.43	$1.04

PROPOSAL NO. 2. ELECTION OF DIRECTORS

Current Directors

The following are the names, ages and backgrounds of the Company’s current Directors:

Burt Sugarman (65) is the Chairman of the Board and has held this position since 1983. Mr. Sugarman is a director of Checkers Drive-In Restaurants Inc. (“Checkers”). He previously served as a director of Santa Barbara Restaurant Group (“SBRG”) from 1999 until its acquisition by CKE Restaurants, Inc. in 2001.

David Gotterer (75) is Vice Chairman of the Board and has held this position since 1986. He became a Director in 1984. Mr. Gotterer is a Certified Public Accountant. In February 2003, the accounting firm of Mason & Company, LLP merged with J.H. Cohn, LLP. Mr. Gotterer had been a senior partner in Mason and Company for more than the past five years. Since the merger, Mr. Gotterer has been performing consulting services at Mason & Company, a division of J.H. Cohn, LLP. Mr. Gotterer is a Director of Checkers.

Terry Christensen (63) became a Director in 1994. Mr. Christensen’s principal occupation is senior partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. He has held this position for more than the past five years. Mr. Christensen is a director of MGM MIRAGE, Fidelity National Financial, Inc. and Checkers.

David Malcolm (50) became a Director in 1996. Mr. Malcolm’s principal occupation is chairman of the board of Suncoast Financial Mortgage Corporation. He has held this position for more than the past five years. Suncoast is a mortgage banking company and developer of several thousand homes in the San Diego Region. He is also a director of St. Vincent de Paul, a homeless shelter in San Diego. Previously, he was a director of Scripps Institute of Oceanography. In May 2003, Mr. Malcolm pleaded guilty to a felony charge of conflict of interest relating to his service as a San Diego Port Commissioner. Mr. Malcolm was sentenced to 120 days in a work furlough program and fined approximately $250,000.

Jeffrey Rosenthal (46) became a Director in 1997. Mr. Rosenthal’s principal occupation is president and chairman of Rose Investments LLC, a private investment firm. He has held this position for less than five years. Previously, Mr. Rosenthal served as chairman of Fanfare Media Works for more than five years.

Nominees for Directors

The Company’s current five Directors are the nominees for election and if elected will serve on the Board until the 2005 annual meeting, until their successors are elected and qualified or until the earlier of their resignation, removal from the Board or death. There are no arrangements or understandings between any Director and any other person concerning service or nomination as a Director.

The Board has no reason to expect that any of the nominees will be unable to stand for election. In the event that a vacancy among the nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board and for the remaining nominees.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF

EACH OF THE NAMED NOMINEES

Current Executive Officers

The following are the names, ages and backgrounds of the Company’s Executive Officers:

Burt Sugarman (65) is the Chairman of the Board and has held this position since 1983. Mr. Sugarman is a director of Checkers Drive-In Restaurants Inc. (“Checkers”). He previously served as a director of Santa Barbara Restaurant Group (“SBRG”) from 1999 to its acquisition by CKE Restaurants, Inc. in 2001.

Pasquale A. Ambrogio (52) is Vice President, Chief Financial Officer and Secretary and has held these positions since May 2000. Previously, he held the position of Controller of the Company since 1995.

No family relationships exist between any of the Directors and Executive Officers.

CORPORATE GOVERANCE

Board Meetings

The Board held two meetings during the 2003 fiscal year. The Directors who served on the Board and on the committees of the Board attended all meetings of the Board and the committees on which they served. Directors acted by one written consent during the 2003 fiscal year.

Four of the five directors attended the 2003 and 2002 annual stockholders meetings in person and the remaining director participated by telephone.

Director Independence

The Board follows NASDAQ Market Place Rule 4200 (a)(15) regarding director independence and has determined that all Directors are “independent” for purposes of general Board service, with the exception of Mr. Sugarman, who is considered an inside director because of his position as Chief Executive Officer of the Company. The Board will assess its Directors continued independence in accordance with the NASDAQ Market Place Rule 4200 (a)(15) on an annual basis.

Committees of the Board Meetings

Currently, the six committees of the Board are the Executive, Nominating and Governance, Compensation, Option, Incentive Compensation and Audit committee. Each Director appointed to a committee serves until his successor is elected and qualified or until his earlier resignation, removal from the Board or death.

The Executive Committee acts in the management of the Company’s business and affairs when the Board is not meeting. This committee, consisting of Messrs. Sugarman, Gotterer and Christensen did not meet formally during 2003 but consulted on an informal basis during the 2003 fiscal year.

The Nominating and Governance Committee recommends nominees for directors and recommends all policies regarding corporate governance matters. This committee consists of Messrs. Christensen, Gotterer and Rosenthal. This Committee was formed in September 2004.

The Compensation Committee recommends all policies on Executive Officer compensation, other than policies related to the 1997 Incentive Compensation Plan for Executive Officers. This committee, consisting of Messrs. Christensen and Gotterer did not meet formally during the 2003 fiscal year.

The Option Committee administers the Company’s stock option plans. This committee, consisting of Messrs. Gotterer and Christensen did not meet formally meet during the 2003 fiscal year but consulted with each other on an informal basis during the 2003 fiscal year.

The Incentive Compensation Committee administers the Company’s 1997 Incentive Compensation Plan. The committee, consisting of Messrs. Malcolm and Rosenthal did not meet formally but consulted with each other on an informal basis during the 2003 fiscal year.

The Audit Committee reviews the adequacy of the Company’s financial organization, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, recommends the appointment of the independent auditor, approves the scope and fees for the annual audit and reviews the results of the annual audit with the independent auditor. The committee consists of Terry Christensen, David Malcolm and Jeffrey Rosenthal and is not governed by a written charter. The Committee met formally once and consulted on an informal basis during the 2003 fiscal year. The Board follows NASDAQ Market Place Rule 4350 (d) regarding audit committee member independence and has determined that all Directors serving on the audit committee, except Terry Christensen, are independent. The Board believes Mr. Christensen is not independent because he is a partner in a law firm that has received payments from the

Company. The Audit committee is not governed by a written charter. The Board has determined, based on the Company’s current business environment, there is no need to have a financial expert, as defined under Item 401(h) of Regulation S-K of the Securities Act of 1933, serving on the Audit Committee at this time. The Board believes that the financial and business backgrounds of the audit committee members provide adequate financial support for the Company.

Stockholder Communication with the Board

Stockholders may communicate in writing with any director of the Board, addressing their correspondence to: Pasquale A. Ambrogio, Corporate Secretary, GIANT GROUP, LTD., 9440 Santa Monica Boulevard, Suite 407, Beverly Hills, California 90210. The Corporate Secretary shall review all correspondence and shall regularly forward all correspondence to the designated board member or, in the case of correspondence directed to the Board as a group, to the Chairman of the Board. All correspondence from the stockholders relating to accounting, internal controls, or auditing matters will be forwarded to the Chairman of the Audit Committee. The Corporate Secretary will maintain a written log of all correspondence.

Code of Ethics and Conduct

The Company has adopted a formal Code of Ethics which is applicable to all employees, directors and officers of the Company or a Code of Conduct which is applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

Prior to the adoption of the Code of Ethics, the Company has followed an informal Code of Ethics and Conduct requiring any material transaction between the Company and the Chief Executive Officer and/or the Chief Financial Officer and between the Company and an outside third party must be approved by the board of directors. The Company believes this procedure is reasonably designed to deter material wrongdoing and promote honest and ethical conduct.

Compensation of Directors

Non-employee Directors receive compensation at a rate of $10,000 per annum, plus $500 for each Board meeting attended in person. Members of the Audit committee receive compensation for their services at the rate of $250 per meeting attended.

Non-employee Directors participate in the Company’s Stock Option Plan for Non-Employee Directors, as amended (the “Amended Director Plan”), which authorizes the issuance of options to purchase up to an aggregate of 400,000 shares of Common Stock. Under the Amended Director Plan, adopted on May 20, 1996 (“Adoption Date”), options may be exercised in whole or in part any time after the grant date, terminate five years from the grant date and shall have an exercise price equal to the fair market value of the Common Stock on the grant date. In addition, shares of Common Stock, reserved but not issued due to the termination or expiration of the outstanding options, shall be available for options that may be granted prior to the termination of the plan.

Under the Amended Director Plan, non-employee Directors receive an option to purchase 5,000 shares upon their initial election to the Board. Upon their initial election to the Executive committee of the Board, non-employee Directors receive an option to purchase 5,000 shares and receive an option to purchase an additional 5,000 shares on the anniversary date of their election to the Executive committee. On the anniversary of the Adoption Date, non-employee Directors who served on the Board on May 20, 1996 receive an option to purchase 5,000 shares. Non-employee Directors who did not serve on the Board on May 20, 1996 receive an option to purchase 5,000 shares on the anniversary date of their election to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), requires the Company’s Directors, Executive Officers and persons who beneficially own more than ten percent of the Company’s Common Stock (“Reporting Persons”) to file initial reports of ownership and changes in ownership with the Securities Exchange Commission (“SEC”). The Company has reviewed copies of Section 16(a) reports received from Reporting Persons for the fiscal year ended December 31, 2003. The Company believes, based solely on this review, that all Reporting Persons complied with the applicable SEC filing requirements on a timely basis.

The following table contains certain information as of September 21, 2004 relating to persons or entities known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, each Director and Executive Officer and all Directors and Executive Officers as a group. Information relating to the beneficial owners is based on the Company’s knowledge through filings with the SEC and other information available to Company.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(1)		Percentage of Shares Outstanding(2)
Burt Sugarman	2,138,420	(3)	63.9%
9440 Santa Monica Blvd Suite 407 Beverly Hills, California

Mary Hart Sugarman	2,138,420	(4)	63.9%
9440 Santa Monica Blvd Suite 407 Beverly Hills, California

Gary Koncikowski	268,700	(5)	8.0%
PO Box 751 Lake George, New York 12845

Dimensional Fund Advisors, Inc.	180,750	(6)	5.4%
1299 Ocean Avenue 11th Floor Santa Monica, California 90401

David Gotterer	167,563	(7)	4.8%
400 Park Avenue New York, New York 10022

Terry Christensen	87,500	(8)	2.6%
10250 Constellation Boulevard 19th Floor Los Angeles, California 90067

David Malcolm	40,000	(9)	1.2%
750 B Street Suite 3130 San Diego, California 92101

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(1)		Percentage of Shares Outstanding(2)

Jeffrey Rosenthal	27,500	(10)	0.8%
10345 West Olympic Blvd. Los Angeles, California 90064-2524

Pasquale A. Ambrogio	15,750	(11)	0.5%
9440 Santa Monica Blvd Suite 407 Beverly Hills, California

All officers and directors as a group (6 persons)	2,476,733		63.1%

Footnotes to table on previous page.

(1)	A beneficial owner of a security can be a person who: (a) has or shares the power to vote or to direct the voting of the security, (b) has the power to dispose or to direct the disposition of the security, © has the right to acquire beneficial ownership of the security within 60 days of September 21, 2004 by exercise of a stock option or (d) is living in the same house with his/her spouse, children or other relatives who own the security.

(2)	The denominator for the calculation of the beneficial owners' percentage of the outstanding shares is equal to 3,348,962 issued and outstanding shares of the Registrant's common stock ("shares") on September 21, 2004 and each reporting person's shares on September 21, 2004 and each reporting person's common stock options ("options") currently exercisable or exercisable within 60 days of September 21, 2004.

(3)	This total includes 148,950 shares owned by Mr. Sugarman's spouse.

(4)	This total includes 1,989,470 shares owned by Mrs. Sugarman's spouse.

(5)	Information provided by Form 13-G/A filed 1/22/03.

(6)	Information provided by Form 13-G/A filed 2/6/04.

(7)	This total includes 145,063 shares underlying presently exercisable options

(8)	This total includes 30,000 shares underlying presently exercisable options.

(9)	This total includes 25,000 shares underlying presently exercisable options.

(10)	This total includes 23,750 shares underlying presently exercisable options.

(11)	This total includes 3,993 shares underlying presently exercisable options.

EXECUTIVE COMPENSATION

The following table is a summary of the annual and long-term compensation for services performed by the Company’s Chief Executive Officer (“CEO”) and Vice President—Chief Financial Officer and Secretary (“CFO”), qualified as “Named Executive Officers” under item 402(a)(3) of Regulation S-K of the Exchange Act for the three years ended December 31, 2001, 2002 and 2003.

Long-Term Comp. Awards

	ANNUAL COMPENSATION							Securities Underlying Options
Name	Principal Position	Year	Salary	Bonus	Other (1)	Other (2)	Other (3)
Burt Sugarman	CEO	2001 2002 2003	370,000 290,000 290,000	— — —	57,500 31,923 36,000	30,669 30,725 30,725	7,926 16,677 7,143	— —

Pasquale A. Ambrogio	CFO	2001 2002 2003	99,666 103,480 106,480	— — —	— — —	— — —	— — —	— 10,000	(5)

Footnotes for previous table:

(1)	Director fees and other compensation paid to Mr. Sugarman by Checkers for all years presented and director fees paid to Mr. Sugarman by SBRG in 2001.
(2)	Premium paid by the Company for Mr. Sugarman’s life insurance policy.
(3)	Income of $4,355, $7,748 and $0 imputed for Mr. Sugarman’s personal use of the Company car. In addition, the Company accrued a non-cash expense of 3,571, $8,929 and $7,143 for Mr. Sugarman’s post-employment health insurance.
(4)	Granted to Mr. Ambrogio under the Company’s Amended 1996 Employee Stock Option Plan at an exercise price of $1.15 per share.

Employment Agreement

Mr. Sugarman is employed as Chairman of the Board, President and Chief Executive Officer pursuant to an employment agreement with the Company dated December 3, 1998 and which expires on December 31, 2005 (“Agreement”). This Agreement was an amendment and restatement of his February 24, 1997 employment agreement. The Agreement provides that Mr. Sugarman receive an annual base salary of $1,000,000 increased annually by 10% over the prior year to a maximum of $1,600,000, life insurance in the face amount of $5,000,000, and an annual bonus in an amount determined from year to year by the Compensation Committee of the Board, at its discretion, and certain additional benefits. The Agreement may be terminated prior to its expiration by (1) the Company for cause, as defined in the Agreement and (2) Mr. Sugarman (a) for cause as defined in the Agreement, (b) at any time for any reason, after January 1, 2000 or (c) if Mr. Sugarman ceases to own or control at least 10% of the Company’s Common Stock. If the Company terminates the Agreement without cause or Mr. Sugarman terminates the Agreement for cause or for other reasons described in the (2)(b) and (2)(c) in the preceding sentence, Mr. Sugarman would be entitled to (1) continuation of all health insurance benefits through the expiration of the term of the Agreement or for 40 months from termination, whichever period is longer and (2) a lump sum payment in an amount equal to the greater of two times the current annual base salary or the salary which would have been payable throughout the remainder of the Agreement term or 40 months, whichever is shorter. If the Agreement is terminated within one year following a change in ownership of the Company as defined in the Agreement, Mr. Sugarman will receive a lump sum payment equal to 2.99 times the average annual compensation paid to Mr. Sugarman during the five years prior to such change in ownership. In the event of Mr. Sugarman’s disability or death, he or his estate would be entitled to receive a lump sum payment equal to the greater of two times the current annual base salary or the amount which would have been payable throughout the remainder of the Agreement term. In the event of Mr. Sugarman’s disability or death, the Company would continue all health insurance benefits for the remainder of the Agreement term or for Mr. Sugarman’s immediate family for two years.

In January 2000, Mr. Sugarman voluntarily authorized the decrease of his annual salary to $450,000 from $1,100,000. Effective June 30, 2001, Mr. Sugarman voluntarily authorized an additional decrease to his annual salary to $290,000 from $450,000. Mr. Sugarman, at his discretion, may, at any time, increase his salary to the current level as stated in the Agreement. In such case, no retroactive salary adjustment will be made.

In January 2000, Mr. Sugarman had voluntarily authorized the retroactive cancellation of the severance pay due to him as stated in the Agreement.

Option Grants in Fiscal 2003

The 1996 Employee Stock Option Plan, as amended (the “Amended 1996 Plan”) presently provides for the grant of options to purchase 1,000,000 shares of Common Stock to officers and key management personnel of the Company. Under the Amended 1996 Plan, options, in general, can be issued as either incentive or non-qualified options, may be exercised in whole or in part any time after the grant date, terminate not more than 10 years from the grant date and in most cases shall have an exercise price equal to the fair market value of the Common Stock on the grant date. Shares of Common Stock, reserved but not issued due to the termination or expiration of the outstanding options, shall be available for options that may be granted prior to the termination of the plan.

No options were granted during the 2003 fiscal year to the named Executive Officers pursuant to the Amended 1996 Plan.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Dec. 31, 2003 Exercisable	Value of Unexercised in the Money Exercisable Options at December 31, 2003
Burt Sugarman	0	0	899,601	$1,583,298	(1)
Pasquale A. Ambrogio	0	0	13,750	17,200	(2)

(1)	The dollar value is based on the difference between the closing price of the Company’s Common Stock reported on the OTC Bulletin Board on December 31, 2003 of $2.21 and the Option exercise price of $0.45. All options are exercisable.
(2)	The dollar value is based on the difference between the closing price of the Company’s Common Stock reported on the NASD OTC on December 31, 2003 of $2.21 and the Option exercise price of $1.15 for 10,000 options and $0.45 for 3,750 options. All options are exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2003 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation to the Company’s executive officers and directors under the Company’s stock option plans, as of December 31, 2003. All plans have been approved by stockholders.

Plan	Number of Shares of Common Stock to be issued upon the exercise of outstanding options	Weighted average exercise price of outstanding options	Number of common shares remaining available for future issuance under equity compensation plans
Amended 1996 Employee Stock Option Plan	914,000	$0.46	87,000
Amended Stock Option Plan for Non-Employee Directors	251,000	0.65	107,000

	1,165,000	0.50	194,000

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to carry out its responsibilities. In overseeing the preparation of the Company’s financial statements, the Committee met with both management and the Company’s independent auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting and reporting matters. Management advised the Committee that the financial statements the were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the statements with both management and the independent auditors. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended.

With respect to the Company’s independent auditors, the Committee, among other things, discussed with Stonefield Josephson, LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

On the basis of these reviews and discussions, the Committee recommended to the board of directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Terry Christensen (Chairman)

David Malcolm

Jeffrey Rosenthal

REPORT OF THE COMPENSATION COMMITTEE

The Compensation committee is responsible for developing and making recommendations to the Company with respect to compensation policies related to salaries, bonuses, incentive plans, benefits and all other compensation for Executive Officers.

In determining the type and amount of compensation for Executive Officers, the Compensation committee attempts to provide a level of compensation that allows for the attraction and retention of competent executives. Annual compensation for all the Executive Officers is based on the committee’s subjective evaluation of the Executive Officers with respect to his assigned responsibilities and individual performance, related to the Company’s growth and earnings. The Compensation committee did not award any bonus or additional compensation to the Executive Officers for 2003.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Terry Christensen (Chairman)

David Gotterer

Compensation Committee Interlocks and Insider Participation

No member of this committee was at any time during the 2003 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the board of directors or the Compensation Committee of the Company during the 2003 fiscal year.

REPORT OF THE INCENTIVE COMMITTEE

The Incentive committee of the Board is responsible for administering the 1997 Incentive Compensation Plan (“Incentive Plan”). The committee approves the specific Executive Officers who participate in the Incentive Plan in a given calendar year prior to, or at the time of, the establishment of the performance objectives for the calendar year. The committee will approve performance goals including specific performance objectives and establish methods for determining each participant’s bonus for that performance period. At or after the end of each performance period, the committee determines whether the pre-established performance goals and objectives have been satisfied and calculates the bonus award, payable as soon as practicable, following the end of the performance period. Bonus awards paid to Executive Officers under the Incentive Plan is fully deductible for income tax purposes.

No bonus awards have been paid to Executive Officers under this plan.

SUBMITTED BY THE INCENTIVE COMMITTEE

OF THE BOARD OF DIRECTORS

David Malcolm

Jeffrey Rosenthal

PERFORMANCE GRAPH

The Company is currently involved in the double drive-thru hamburger restaurant business through its investment in Checkers Drive-In Restaurants Inc. (“Checkers”) common stock. Also in April 2004 the Company acquired parcels of real property in the state of Montana. In 2000, the Company discontinued is apparel operations, which was in its principal business activity since 1998.

The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on its Common Stock for the five years ended December 31, 2003, based upon the market price of the Common Stock as reported on the OTC Bulletin Board (“OTC”) with the cumulative total return (and assuming reinvestment of dividends) with the NYSE Stock Index and an index of a group of companies in the fast food industry, selected by the Company, consisting of Checkers, Wendy’s International Inc. and McDonald’s Corporation.

PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT AUDITOR

Stonefield Josephson, LLP (‘Stonefield”) has served as the Company’s independent auditors since October 2001.

The Audit Committee’s pre-approves all audit, audit-related, tax and other permissible non-audit services provided by Stonefield on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved, but are anticipated to exceed pre-approved fee levels. The Audit Committee Chairman may pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting.

Audit Fees. The aggregate fees billed by Stonefield for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2003 and the reviews of the financial statements included in the Company’s Form 10-Q’s for the 2003 fiscal year totaled approximately $49,000. Fees for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 (the “2002 fiscal year”) and the reviews of the financial statements included in the Company’s Form 10-Q’s for the 2002 fiscal year totaled approximately $39,000. All audit services and fees for the audit of the Company’s financial statements for fiscal years 2003 and 2002 were pre-approved by the Audit Committee.

Audit Related Fees. None.

Tax Fees. The aggregate fees billed for tax planning and compliance by Stonefield was approximately $2,800 and $1,400 for the fiscal years 2003 and 2002, respectively. Fees billed for 2003 for tax compliance were approved by the Audit Committee. Fees billed in 2002 for tax compliance were not approved by the Audit Committee because the work performed was not material.

All Other Fees. None.

It is currently anticipated that Stonefield will be selected by the board of directors to audit and report on the financial statements of the Company for the year ending December 31, 2004.

Stonefield has been appointed by the Board to serve as the independent auditor for the Company for the fiscal year ending December 31, 2004, subject to the ratification of the appointment by the stockholders on September 22, 2004. If the stockholders do not ratify this appointment, the Board will consider other certified public accountants recommended by the Audit Committee. In addition, if the Reverse Split is approved the board of directors may determine not to have the Company’s financial statements audited.

A representative of Stonefield is expected to be available by telephone or in person and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF STONEFIELD AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2004.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

In order to be included in the Company’s proxy materials for the 2005 Annual Meeting, stockholder proposals must meet all the applicable requirements of Rule 14a-8 of the Exchange Act, be in writing and be delivered to the Secretary at the Company’s principal executive office no later than xxx, 2005

In order to be considered at the 2005 Annual Meeting, stockholder proposals on business must be in writing and received by the Secretary at the Company’s principal executive office not less than 70 days nor more than 90 days prior to September 23, 2004.

Proposals must contain:

•	a brief description of the business and the reasons for bringing the business before the Annual Meeting,

•	name and address of record of stockholder proposing the business,

•	number of shares of Common Stock beneficially owned by the stockholder, and

•	any material interest of the proposing stockholder in the business.

Stockholders may nominate persons for director by submitting the name of the person(s), including all information required to be disclosed by Regulation 14A of the Exchange Act. In addition, the stockholder must also submit his/her name, address of record and number of shares of Common Stock owned. All information must be submitted in writing and received by the Secretary at the Company’s principal executive office not less than 70 days nor more than 90 days prior to September 23, 2004.

OTHER BUSINESS

The Board does not know of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon with their best judgment.

OTHER INFORMATION

Incorporation by Reference

In the Company’s filings with the Securities and Exchange Commission, information is sometimes incorporated by reference. This means that the Company is referring you to information that it has filed separately with the Securities and Exchange Commission. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.

This proxy statement incorporates by reference the following documents that the Company has previously filed with the Securities and Exchange Commission. They contain important information about the Company and its financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A dated April 29, 2004;

•	Current Reports on Form 8-K date April 23, 2004, April 26, 2004, May 27, 2004, and August 18, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

The Company also incorporates by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act between the date of this proxy statement and the date of the Annual Meeting.

The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Pasquale A. Ambrogio, Vice President, Chief Financial Officer, and Secretary, at the following address: GIANT GROUP, LTD., 9440 Santa Monica Boulevard, Suite 407 Beverly Hills, California 90210.

These documents are also included in the Company’s filings with the Securities and Exchange Commission, which you can access electronically at the SEC’s website at http://www.sec.gov.

This proxy statement is sent to you as part of the proxy materials for the Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of the Common Stock.

Where You Can Find More Information

The Reverse Split will result in a “going private” transaction subject to Rule 13e-3 of the 1934 Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the Reverse Split. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Pasquale A. Ambrogio, Vice President, Chief Financial Officer, and Secretary, at the following address: GIANT GROUP, LTD., 9440 Santa Monica Boulevard, Suite 407 Beverly Hills, California 90210.

The Company is currently subject to the information requirements of the 1934 Act and files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission’s Internet address at “http://www.sec.gov.”

FINANCIAL AND OTHER INFORMATION

On May 27, 2004, GIANT acquired five lots in Montana near Yellowstone National Park. The Company delivered 435,000 shares of its investment in Checkers Common Stock in exchange for two of the lots and paid approximately $6.1 million, from newly acquired financing, for the remaining three lots.

GIANT’s remaining investment of 482,772 shares of Checkers Common Stock is less than 40% of the Company’s total assets, exclusive of cash and government securities. Therefore, the Company no longer falls within the definition of an investment company under the 1940 Investment Company Act. In addition, this investment is approximately 4.1% of Checkers total common shares, based upon on 11,758,205 shares of Common Stock outstanding on June 14, 2004.

THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF                     , 2004, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. THE REQUEST SHOULD BE DIRECTED TO: PASQUALE A. AMBROGIO, SECRETARY, GIANT GROUP, LTD., 9440 SANTA MONICA BOULEVARD, SUITE 407, BEVERLY HILLS, CALIFORNIA 90210, TELEPHONE (310) 273-5678.

By Order of the board of directors,

ANNEX A

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

GIANT GROUP, LTD.

GIANT GROUP, LTD. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation at a meeting held on September 8, 2004 duly adopted resolutions setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration at the corporation’s next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Clause A of Article FOURTH of the Corporation’s Restated Certificate of Incorporation be amended to read as follows:

“FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 19,500,000 shares, of which 2,000,000 shares are to be Preferred Stock, $.01 par value per share (hereinafter referred to as “Preferred Stock”), 12,500,000 shares are to be Common Stock, $.01 par value per share, and 5,000,000 shares are to be Class A Common Stock, $.01 par value per share. Upon the filing of this Certificate of Amendment to Restated Certificate of Incorporation each 300 shares outstanding at such date will be converted into one share of stock, with fractional shares being converted into cash on the basis of $1.85 for each share outstanding prior to such date. Holders of Common Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Holders of Class A Common Stock shall not have any voting rights on any matters (including without limitation the election of directors) except to the extent required under applicable law. The Class A Common Stock shall be in all respects identical to the Common Stock (except with respect to voting rights), including without limitation rights to dividends and distributions and treatment in a merger, reorganization, recapitalization or similar corporate event except that, in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock splits or divisions, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock.”

SECOND:	That thereafter the annual meeting of stockholders of the Corporation was held on , 2004, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, GIANT GROUP, LTD. has caused this certificate to be signed by Burt Sugarman, its Chairman of the Board and Chief Executive Officer, and Pasquale Ambrogio, its Secretary, this          day of                     , 2004.

GIANT GROUP, LTD.

By:
Burt Sugarman Chairman of the Board and Chief Executive Officer

ATTEST:
Pasquale Ambrogio Secretary

A-2

APPENDIX B

GIANT GROUP, LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL

MEETING OF STOCKHOLDERS                 ,                         , 2004

The undersigned hereby appoints Burt Sugarman and David Gotterer, and each of them, proxies with power of substitution each for and in the name of the undersigned to vote all shares of Common Stock of GIANT GROUP, LTD., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Company’s 2004 Annual Meeting of Stockholders (the “Meeting”), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting.

The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement and Annual Report.

1.	To approve an amendment to the Company’s Restated Certificate of Incorporation to effectuate a one for 300 reverse stock split.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Election of Directors

☐  FOR all the nominees listed below    ☐  WITHHOLD AUTHORITY

(except as marked to the contrary below)    to vote for all the nominees listed below

Terry Christensen, David Gotterer, David Malcolm, Jeffrey Rosenthal, Burt Sugarman

3.	Ratification of the appointment of Stonefield Josephsen, LLC as independent auditors.

The Board of Directors recommends a vote FOR.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE REVERSE STOCK SPLIT, FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR.

, 2004
Date
Signature
Signature, if held jointly

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.